EXHIBIT 99

Saks Incorporated (ticker: SKS, exchange: New York Stock Exchange) News Release - Wednesday, July 19, 2000

Saks Incorporated Announces Planned Spin-off of Saks Fifth Avenue and Related Businesses

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 19, 2000--Saks Incorporated (NYSE: SKS) ("Saks" or the "Company") today announced that its Board of Directors has unanimously approved plans for a strategic restructuring in which Saks will spin off its Saks Fifth Avenue, Saks Direct, and Saks Off 5th operations into a separate, publicly owned company.

About the Transaction

The spun-off company will be named Saks Fifth Avenue Enterprises, Inc. ("SFA Enterprises") and will be headquartered at the existing Saks Fifth Avenue offices in New York City. Saks Incorporated will remain headquartered in Birmingham, Alabama and will consist of the Company's Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store traditional department store operations. Saks Incorporated will ask its shareholders at the June 2001 annual meetin referred to as "DSG," which stands for "department store group."

The Company will accomplish the transaction through a tax-free distribution of 100% of SFA Enterprises common stock to Saks Incorporated shareholders. Each Saks shareholder is expected to receive one share of SFA Enterprises stock for every three shares of Saks Incorporated common stock owned. Fractional shares will be paid in cash. Each shareholder will retain their shares owned in Saks Incorporated. Management expects that the record date for the distribution will be in mid-October.

The transaction is expected to be completed in November 2000. Both companies are expected to trade on the New York Stock Exchange.

Transaction Rationale

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, "Saks Fifth Avenue is the premier luxury department store enterprise, and DSG is comprised of a portfolio of leading traditional department store franchises. During our nearly two years as one company, we have taken many steps at both SFA and the department stores that have meaningfully enhanced the businesses and readied them for the future. However, given the distinct growth prospects of each business and their p companies. We believe that the new structure will generate substantial benefits, including improved management focus, more effective equity incentive programs, greater capital efficiency, and thus enhanced shareholder value. Further, we believe the spin-off can be achieved with very limited `negative synergies.'"

Martin noted, "Separation of the two enterprises will provide the best opportunity to successfully revitalize the traditional department store business while exploiting the growth opportunities at the SFA related businesses. With the structure of two separate companies, management of each enterprise will be able to focus more effectively on these distinct businesses, providing each company the opportunity to capitalize on its relative strengths and inherent prospects for growth.

"As a result of becoming separate companies, each business will also be able to design incentive compensation programs that relate more directly to its specific business characteristics and performance and value creating strategies. Equity incentive programs linked to the share price of each company should help ensure a strong correlation between management performance and shareholder value creation and enhance the probabilities that we realize all of the anticipated benefits of the spin-off.&qu

Martin further noted, "The planned corporate restructuring will enable the management of each business to best align capital structures and to concentrate financial resources on these distinct operations. The spin-off will provide for a better allocation of free cash flow in the respective businesses. Cash flow generated by SFA Enterprises is expected to be directed to support its substantial growth opportunities, and the DSG cash flow is expected to be utilized to reduce the capital deployed in

"Our plans to operate stand-alone businesses will result in minimal `negative synergies' of approximately $10 million ($6 million after tax), primarily relating to certain duplicate functions. Since the Saks Holdings acquisition, we have realized numerous productivity and efficiency enhancements which have resulted in significant cost savings and which will continue to benefit both businesses following the spin-off. As a result, we expect to retain the vast majority of the $65 million in pre-tax operating performance stemming from intensified management focus."

Martin also noted, "Over the past eighteen months, we have witnessed a general contraction of department store valuation multiples. Our share price has been additionally discounted because of the failure to achieve our targeted earnings growth coupled with the perception that Saks Fifth Avenue and the department stores are very different, unrelated operating businesses. Our current share price does not reflect the significant progress that we have made since acquiring the Saks Fifth Avenue relat growth track. We believe that as a result of this action, investors will be able to better evaluate each company's financial performance, and we are convinced that the spin-off will increase the value of the investment of Saks shareholders over time."

SFA Enterprises

Upon completion of the transaction, SFA Enterprises will consist of 61 Saks Fifth Avenue stores in 23 states, 46 Off 5th stores in 23 states, and Saks Direct, which includes its catalog operations and saksfifthavenue.com. Annual revenues for SFA Enterprises will exceed $2.5 billion, and assets will approximate $2.3 billion. The business will employ approximately 16,000 associates.

Martin commented, "With our September 1998 acquisition of the Saks Fifth Avenue operations, we acquired an underperforming business but one with substantial organic growth possibilities. Our goal for this business was to improve its core operations and economic model and then to exploit its inherent physical, licensing, and Internet growth opportunities. We have made substantial progress toward this goal since the acquisition."

Progress to date includes:

-- Reorganizing and strengthening the management team. Martin commented, "SFA today has dynamic leadership. During the last year, we named a new CEO for the SFA Stores Division and a new President for the Off 5th stores operations; appointed two new EVPs of Merchandising and one SVP to lead SFA's private brand development; named a new EVP of Store Operations for the SFA stores; appointed a new senior merchant for the company's catalog operations; recruited an outstanding team to lead our E-comme Budgeting and greatly strengthened the processes and controls associated with our inventory management."

-- Improving efficiency and productivity in support areas. Martin noted, "As a result of the merger, we have permanently enhanced the productivity of the SFA business, and its operations have never been more efficient. We implemented process improvements throughout nearly every support function of this business, including distribution, logistics, information technology, and supply and service purchasing. We integrated our previously outsourced proprietary credit card operation and made substanti productivity."

-- Strengthening store design, the real estate function, and market positioning. Martin said, "The store design and real estate processes have been enhanced significantly. We have reduced the capital investment in new stores by an average of 20% as a result of reengineering the processes associated with producing new and renovated stores. Due to improved real estate acquisition and negotiation practices, occupancy costs for new locations are lower than ever before. Over the last two years, we ha the same time frame, we opened ten new and replacement SFA stores and eight Off 5th stores, totaling 862,000 square feet."

The results of the actions outlined above have led to strong improvements in operating margin and return on investment. Martin noted, "Through June of this year, total sales increased 9.6% and comparable store sales increased 7.9%. We continue to see strong momentum in this business."

Martin continued, "Perhaps our greatest longer-term opportunity for SFA lies in further updating and energizing its merchandising and marketing profile. Concurrent with our focus on improving the operational and economic elements of this business, we have developed new strategies that we believe will further propel our growth. While Saks Fifth Avenue remains committed to serving its core customer base, historically defined as affluent women between the ages of 35 and 55, we are systematically re expanding luxury market, including the increasingly important young, affluent customer." These initiatives include:

-- Updated merchandising strategy. Martin noted, "Designer offerings remain the signature business of Saks Fifth Avenue. We continue to strengthen our partnerships with our traditional core designers while adding new, modern designers to our assortments." Saks Fifth Avenue is also re-launching its proprietary brand program this fall, which includes the brands Real Clothes, Platinum, 5/48, and Bullock & Jones. These brands will showcase elegant, high quality products that are original in new and younger customers to our stores, while retaining our loyal, core customer. Our research shows that the average age of our SFA customer base has decreased three years during the period subsequent to the merger. We expect that trend to continue."

-- Enhanced store design. Specific attributes of the new Saks Fifth Avenue prototype store include spacious aisles with the feeling of a `broad boulevard,' high light levels, and flexible fixturing, all designed to showcase cleaner, better edited assortments and display trends clearly.

-- Repositioned marketing strategy. In August 2000, Saks Fifth Avenue will launch a new marketing campaign dubbed "Live A Little." This lively, lifestyle-based, and colorful advertising campaign is the culmination of extensive consumer research and is designed to appeal to both core and new, younger customers. The campaign features ads in major magazines as well as newspaper, radio, and billboards. The ads are upbeat and focused on customers enjoying modern lifestyles and the role that SFA

-- Improved service strategy. Martin noted, "Research indicates that there are opportunities to improve `accessibility' in our stores. To that end, we are designing and implementing training programs to assure that SFA offers the most approachable, friendly, and inclusive service in the industry."

Martin noted, "The 660,000 square foot New York flagship store, which plays a major part in creating a global presence for our brand, is currently undergoing a $100 million renovation to be completed in 2003. The development of each of the strategies outlined above will be showcased in this retail icon."

Martin further stated, "Through the execution of our strategies and the prudent investment of capital, we believe there is a tremendous opportunity to grow SFA sales. We are renovating key stores (in addition to the New York flagship), including our Beverly Hills, San Francisco, Chevy Chase, and Chicago stores. In addition, we see growth opportunities to add new square footage on average of 3% to 5% per year for the next three or four years. We have announced plans for several new Saks Fifth Ave s, including a new Saks Fifth Avenue store opening in Ft. Worth, Texas in the third quarter of this year and new Off 5th stores opening in Baltimore and Naples, Florida in the fourth quarter. Additions for next year include a new SFA store in Birmingham, Alabama, an Off 5th store in Miami, Florida, and our first international SFA-licensed operation, which will open in Saudi Arabia in 2001. Success of this operation could lead to additional international licensing opportunities."

Martin continued, "Since the acquisition of SFA, we also have developed a very promising E-commerce strategy. We combined our existing catalog business with our Internet initiative and formed Saks Direct, assembling a dedicated team of associates with an extensive background in merchandising, marketing, technology, and operations for this business. We will launch saksfifthavenue.com this summer. saksfifthavenue.com will mirror the Saks Fifth Avenue shopping experience through its fashion authori demographic, and age reach of the Saks Fifth Avenue brand. We believe that there are substantial growth opportunities associated with this business and that it will be accretive to our core earnings growth rate within three years."

Martin concluded, "Our future focus for SFA Enterprises will continue to be on top-line growth, increased operating margins, and improved financial returns. I am confident that we will have in place the strategies, team, and financial resources to execute to the embedded opportunities."

For 1999, SFA Enterprises would have generated revenues totaling approximately $2.5 billion. For 1999, the EPS contribution for SFA Enterprises on a fully allocated basis, adjusted for the pro forma capitalization, would have been $.45 per share (assuming approximately 146 million shares outstanding). In 2000, the SFA business is expected to realize high single-digit revenue growth and expanding gross margins. Between 2000 and 2003, management anticipates a top-line growth rate for the SFA and Off 5t Management believes that the Saks Direct business can be accretive to that earnings growth rate within three years. Over this time frame, management believes that the EBIT margins for the core business can be expanded to greater than 9.5%.

DSG

Upon completion of the spin-off, DSG will be comprised of 251 stores in 24 states operating under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. Annual revenues will total approximately $3.9 billion and total assets will approximate $2.8 billion. DSG will employ approximately 40,000 associates.

Martin noted, "After a decade of industry-leading growth in sales and operating income, the recent results from our department store group have been disappointing. The focus of our department store organization over the past two years principally has been on the integration of our prior acquisitions and improving the productivity of these franchises. During this time frame, our sales and margin performance has masked the exceptional progress we have made in strengthening the operational side of

-- permanently increased productivity and created expense leverage through executing numerous systems conversions and enhancements.

-- nearly completed the consolidation of our McRae's home offices into our Proffitt's Division and our Herberger's home offices into our Carson Pirie Scott Division, which will leverage key management talent, streamline decision-making, and lead to organizational simplification. To be completed next month, these consolidations are expected to reduce operating expenses by approximately $15 million (pre-tax) annually, beginning in 2001.

-- started construction of our new southern distribution center, which will consolidate three separate facilities into one state-of-the-art center. The new facility will be fully operational in mid-2001 and is expected to produce annual savings of approximately $10 million (pre-tax), beginning in 2002.

-- established our private brand development group, responding to the need for differentiated product and specific consumer demand. This team of approximately 100 professionals, based in Birmingham, is charged with designing and sourcing unique product with a profitability model superior to the balance of our assortments. The brands, including Consensus, Relativity, Pursuits, You're It!, and LivingQuarters, have been met with good customer acceptance. We estimate our proprietary brands will represent

-- added 3.6 million square feet to our store base through the acquisition or construction of 23 new stores (including 15 former Mercantile stores representing 2.4 million square feet). We also rationalized our store base by closing seven unproductive units, totaling 969,000 square feet."

Martin continued, "During this period of time we also had many merchandising successes. We generated average annual comparable store sales growth of 7% in cosmetics, 4% in footwear and accessories, and a substantial growth in our decorative home furnishings business. However, at the same time, our apparel businesses have declined significantly. The combination of a difficult apparel cycle, slowdowns in a number of key national brands represented in our stores, and competition from specialty and department store revenues.

"We believe there is a real value creating future for this business and the opportunity to regain our status as an industry leader in performance standards. We are confident we have the ability to reverse recent trends and once again generate profitable sales growth, while continuing to drive efficiency and productivity. To execute to this standard will require us to develop new merchandising, marketing, and service strategies. We must assert our style authority and drive clarity in our merchand improved price/value proposition. We must operate a service model in our stores that is sufficiently tailored to the requirements of each individual department and use the available technology to improve the customers' shopping experience. Taking these decisive actions will propel our future growth.

"We will recruit a Chief Executive Officer to lead this enterprise with the principal challenge to develop and execute the product, marketing, and service strategies necessary to drive profitable sales. The CEO will be supported by an extraordinarily talented and experienced management group which will remain at DSG."

Martin also said, "We have tremendous assets in our department store group today. We currently operate 28 million square feet of store space, with an outstanding real estate portfolio. We hold the number one or number two share for branded department stores in approximately 90% of our trade areas. We are the only traditional department store in approximately 50% of our trade areas. In addition, we have over 4.2 million active charge accounts, which last year generated over $1.7 billion of our de

Martin concluded, "This spin-off will provide the department store management with the increased focus necessary to revitalize this business. Our future priorities will be to accelerate sales growth, improve asset productivity, further rationalize the cost structure, and reduce leverage, which should lead to improved operating margins and financial returns."

For 1999, DSG would have generated revenues totaling approximately $3.9 billion. For 1999, the EPS contribution for DSG on a fully allocated basis, adjusted for pro forma capitalization, would have been $1.19 per share (assuming approximately 146 million shares outstanding). DSG will experience some EPS deterioration in 2000 related to the aforementioned difficult sales and gross margin environment. Over the next three years, based on top-line growth of approximately 3% to 4% per year, modest gross m approximate 9.5%. Reduced capital requirements will lead to increased free cash flow generation which will be used to reduce leverage and drive average EPS growth of approximately 10% per year.

Capitalization

On a pro forma basis at the end of fiscal year 1999, SFA Enterprises' total assets were approximately $2.3 billion and equity capitalization was approximately $1.2 billion. For DSG, pro forma total assets were approximately $2.8 billion and equity capitalization was approximately $1.0 billion at the end of fiscal year 1999.

The companies will incur no incremental debt as a result of the transaction. Existing long-term liabilities of the combined group will remain as obligations of DSG. Management anticipates that SFA Enterprises, through an assumption agreement, will assume approximately $650 million with respect to senior unsecured debt and capitalized leases. Each company will obtain its own revolving credit agreement and will continue securitizing its accounts receivable portfolios. The projected pro forma debt to ca

Martin commented, "Our strategy of debt allocation between the two companies is consistent with projected cash flows and growth plans and reflects our objective to have a balanced credit profile at each entity. We believe we have appropriately tailored the capitalization of each business to their specific operating characteristics."

Organizational Structure

Martin stated, "To execute to the opportunities embedded in these businesses, it is important that we have separate, focused management resources."

R. Brad Martin will serve as Chairman and CEO of SFA Enterprises, which will consist of the operations of SFA Stores, Off 5th, and Saks Direct. Philip Miller will continue as Chairman of Saks Fifth Avenue. Christina Johnson will continue in her role as President and Chief Executive Officer of the Saks Fifth Avenue Stores Division and will assume the additional role of President and Chief Operating Officer of SFA Enterprises. Brian J. Martin, current Executive Vice President of Law and Real Estate and Officer. Other members of the Saks Fifth Avenue Stores, Off 5th, and Saks Direct management teams will remain in their current roles.

At DSG, Martin will serve as the non-executive Chairman of the Board of Directors. Martin will also serve as CEO of DSG until his successor is named. The Board of Directors of Saks Incorporated has formed a special committee charged with recruiting a new CEO of DSG. The Board has specified that the candidate for CEO will be a retail executive with substantial experience. The new CEO will be supported at DSG by members of the current corporate and divisional management teams, some of whom will have ne

Other management announcements at DSG include:

-- Jim Coggin, current President and Chief Administrative Officer of the Company, will assume the role of Vice Chairman and Chief Administrative Officer of DSG. In his expanded role, he will maintain his current responsibilities and will also oversee the business separation process and the contract services that will be provided by DSG to SFA Enterprises.

-- Robert M. Mosco, current President of Merchandising and Chief Operating Officer, will serve as President of Merchandising for DSG.

-- Mike MacDonald, President of the Northern Department Stores Group, will remain in that role, and join the Executive Committee of DSG.

-- Doug Coltharp, current Executive Vice President and Chief Financial Officer of the Company, will be promoted to President of Finance and Operations for DSG. In addition to his current responsibilities, Coltharp will also oversee the legal and real estate functions.

-- Jim Scully, current Senior Vice President of Financial Planning and Analysis, will be promoted to Executive Vice President and Chief Financial Officer.

-- Donald Wright, Senior Vice President of Finance and Accounting, will be promoted to Executive Vice President of Finance and Administration.

-- Charles Hansen, current Senior Vice President and Deputy General Counsel, will be promoted to Executive Vice President and General Counsel of DSG.

-- Julia Bentley, Senior Vice President of Investor Relations and Communications for the Company, will remain in that position for DSG. She will fill the Investor Relations role at SFA Enterprises until the Finance Department is formed there.

Refer to the "Management Summary" attached to this press release for the background of key management changes for each company.

The companies will enter into a Services Agreement whereby certain support services, such as information technology and credit, will be provided to SFA Enterprises by DSG for specified periods of time.

Comments on the Second Quarter and the Balance of the Year

The Company also announced today that it expects to post a modest loss from operations, after an E-commerce loss of $.02, in the second quarter ending July 29, 2000. Saks Incorporated earned $.18 in the second quarter of 1999. The shortfall from the Company's original target will result from a below-plan profit contribution from the Company's traditional department store group, due to lower-than-planned sales and gross margin rate. This weakness reflects a continuing industry-wide softness in the app

Management expects continuing weakness in sales and gross margins in the department store group in the third quarter ending October 28, 2000.

Martin noted, "Our anticipated operating results for the second and third quarters are a continued reflection of the difficult sales and margin environment affecting our traditional department store business. We are taking aggressive actions to reposition the content and level of our inventories, particularly in the apparel areas, in order to achieve solid operating results in the important fourth quarter of this year. This is the top priority of the department store management team and of those

Saks will take certain charges in the third and fourth quarters of 2000 related to effecting the spin-off transaction and will incur other business separation costs throughout the separation period. For financial reporting purposes, the operations of SFA Enterprises will cease to be included in the Saks Incorporated financial statements effective with the distribution date.

Closing Comments

Martin concluded, "While my management responsibilities largely will be focused on developing and implementing growth opportunities at SFA Enterprises, I am committed to working with the Board of Directors to select an outstanding operator to succeed me as CEO of the department store business. I will maintain a substantial personal investment in each company going forward.

"I am confident that the strategic restructuring of our Company through the spin-off of the Saks Fifth Avenue related businesses is in the best interests of the Company, its associates, and its shareholders. Both companies have unique challenges and opportunities, and this transaction will allow for the appropriate focus to face those challenges and to exploit those opportunities. I believe both enterprises will have a very bright future and have substantial opportunities for shareholder value c

Advisors

Goldman, Sachs & Co. is acting as financial advisor to the Company with respect to this transaction. Cravath, Swaine & Moore is acting as counsel to the Company in providing the Board of Directors with an opinion on the tax-free nature of the distribution to Saks Incorporated's shareholders.

This release does not constitute an offer to sell securities.

Forward-Looking Information

The information contained in this release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this release can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," " estimate,& which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors specifically relating to the spin-off, DSG, and SFA Enterprises as: the ability of the Company to successfully manage and complete the spin-off of Saks Fifth Avenue and related businesses, including without limitation the ability to retain and motivate key employees; the potential for business disruption due to the sp "negative synergies" of the spin-off materially exceeding the Company's expectations; and DSG and SFA Enterprises each will have less-diversified customer demographics, merchandise assortments, and trade areas following the spin-off than those experienced by the Company prior to the spin-off. In addition, other risks that the Company will face prior to the spin-off, and DSG and SFA Enterprises will face following the spin-off, in running their businesses will include: the level of consumer spe of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; favorable customer response to planned changes in the customer-service formats for the traditional department stores; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective and timely Great Lakes, the Company's national credit card bank; changes in interest rates; and the successful launch of saksfifthavenue.com. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

MANAGEMENT INFORMATION

SFA Enterprises

R. Brad Martin, Chairman and CEO of Saks Incorporated (the "Company") (formerly Proffitt's, Inc.), will assume the roll of Chairman and CEO of SFA Enterprises. Martin was the principal investor in a group that acquired Proffitt's in October 1984. He became Chairman of the Company in 1987 and CEO in 1989. Martin is a graduate of the University of Memphis, where he served as President of the Student Body. He also holds a MBA degree from the Owen Graduate School of Management at Vanderbilt Uni elected to the Tennessee General Assembly, as he was elected to this post two days after his 21st birthday in 1972.

Christina Johnson, will continue in her role as President and Chief Executive Officer of Saks Fifth Avenue and will assume the additional role of President and Chief Operating Officer of SFA Enterprises. Johnson joined Saks Fifth Avenue in 1991 as a General (Store) Manager and subsequently was promoted to Senior Vice President and Regional Director of Stores/East and then to Executive Vice President - Director of Stores. In May 1999, Johnson was appointed to the post of Vice Chairman and Chief Operat from Marshall Field's, where she held positions with increasing responsibility before becoming Senior Vice President and General Merchandise Manager of the Home Store and Direct Response. Ms. Johnson began her retail career as a buyer in cosmetics for Carson Pirie Scott. She holds a Bachelor of Arts degree from Loyola University in Illinois.

Brian J. Martin, current Executive Vice President of Law and Real Estate and General Counsel for Saks Incorporated, will join SFA Enterprises as EVP of Law and Real Estate and General Counsel. Martin joined the Company in 1994 as Vice President and General Counsel and was subsequently promoted to Senior Vice President and General Counsel and then to Senior Vice President of Human Resources and Law and General Counsel. He was promoted to the position of EVP and General Counsel in 1997. Prior to joinin Solicitor General of the United States and was a clerk to Chief Justice Warren Burger. He is a graduate of Hanover College and Harvard Law School, where he served as editor of The Harvard Law Review.

DSG

James A. Coggin, current President and Chief Administrative Officer of the Company, will assume the role of Vice Chairman and Chief Administrative Officer of DSG. In his expanded role, he will maintain his current responsibilities for the department store group and will also oversee the business separation process and the contract services that will be provided by DSG to SFA Enterprises. Coggin joined McRae's (which was acquired by the Company in 1994) in 1971. He served as Executive Vice President a later promoted to President and Chief Operating Officer and then to his current post of President and CAO in 1998. Prior to joining McRae's, Coggin held various management positions with IBM and Mississippi Chemical Corporation. He received his undergraduate degree from Mississippi State University, has a MBA from Mississippi College, and is a graduate of Harvard's Advanced Management Program.

Robert M. Mosco, current President of Merchandising and Chief Operating Officer for the Company, will serve as President of Merchandising for DSG. Mosco joined Younkers (which was acquired by the Company in 1996) in 1987 as the Executive Vice President of Merchandising and Marketing. He subsequently received promotions to President and Chief Operating Officer of Younkers and then to President and Chief Executive Officer of Younkers. Mosco was promoted to President and Chief Executive Officer of Proff held various positions with Gimbel's and Rich's. Mosco is a graduate of Tufts University.

Michael R. MacDonald, President of the Northern Department Stores Group (Carson Pirie Scott, Bergner's, Boston Store, Younkers, and Herberger's) for Saks Incorporated and Chairman and Chief Executive Officer of Carson Pirie Scott, will retain those titles and be named to the Executive Committee of DSG. MacDonald joined Carson Pirie Scott (which was acquired by the Company in 1998) in 1990 as its Executive Vice President and Chief Financial Officer. MacDonald later was promoted to other executive posi then to Chairman and CEO. He was given the additional responsibility of President of the Northern Department Stores Group in February 2000. Prior to joining Carson Pirie Scott, he held various senior executive positions at Marshall Fields and Dayton Hudson Department Stores. MacDonald received his undergraduate degree from the University of Notre Dame and his MBA from the University of Detroit.

Douglas E. Coltharp, current Executive Vice President and Chief Financial Officer for Saks Incorporated, will be promoted to President of Finance and Operations for DSG. In addition to his present responsibilities, he will oversee the legal and real estate functions. Coltharp joined the Company in 1996 in his current position of EVP and CFO. Prior to joining the Company, he held the position of Senior Vice President of Corporate Finance at NationsBank (now Bank of America). Coltharp holds an undergra

James S. Scully, current Senior Vice President of Financial Planning and Analysis for the Company, will be promoted to Executive Vice President and Chief Financial Officer for DSG. Scully joined the Company in 1997 as Vice President and Treasurer and was promoted to his current position in August 1999. Prior to joining the Company, he was Senior Vice President, Corporate Finance at NationsBank (now Bank of America). Mr. Scully also gained prior experience with Shawmut Bank Connecticut, N.A. He is a g

Donald E. Wright, current Senior Vice President of Finance and Accounting for the Company, will be promoted to Executive Vice President of Finance and Administration for DSG. Wright joined the Company in 1997 in his current position. Before joining Saks Incorporated, Wright was a Partner with the international accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers). Wright is a graduate of Christian Brothers University in Memphis.

Charles J. Hansen, current Senior Vice President and Deputy General Counsel for Saks Incorporated will be promoted to Executive Vice President and General Counsel for DSG. Hansen joined the predecessor of Carson Pirie Scott (which was acquired by the company in 1998) in 1987 and served in several legal capacities including Vice President, General Counsel, and Secretary. Prior to joining Carson Pirie Scott, he was with the law firm of Shearman & Sterling in New York and Baxter International. Hanse uate degree at the University of Kansas and his law degree from Boston College, where he was an editor of the Boston College Law Review.

Julia A. Bentley, current Senior Vice President of Investor Relations and Communications and Secretary for Saks Incorporated, will continue in that role with DSG. She will fill the same role at SFA Enterprises until the Finance Department is formed there. Bentley joined the Company in 1987 and has held various financial positions including Chief Financial Officer and Senior Vice President of Investor Relations and Planning. Prior to joining Saks Incorporated, she was an audit manager with the interna

CONTACT: Saks Inc., Birmingham

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